Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Announces Third Quarter Fiscal 2019 Results

Investor Conference Call and Webcast on March 12, 2019 at 11:00 A.M. ET

Monroe Township, N.J., March 11, 2019 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today released operational and financial results for its third quarter and first nine months of fiscal 2019 ended January 31, 2019.

Fiscal Third Quarter and Year to Date Operational Highlights

●	Awarded a contract with the US Navy in February 2019 with a total potential contract value of $225,000. This contract calls for OPT to immediately begin development of a buoy mooring system, incorporating fiber optics for the transmission of subsea sensor data to airplanes, ships, and satellites;

●	Signed a joint development and marketing agreement with Saab Seaeye in late January 2019, with an initial focus on autonomous underwater vehicle (AUV) and remotely operated underwater vehicle (eROV) charging and communications systems;

●	Signed a letter of intent in December 2018 to enter into a long-term supply agreement with NEC Energy Solutions, a pioneer and global leader in utility scale energy storage, to be a supplier of lithium ion batteries for our subsea battery solutions;

●	Received $0.9 million of non-dilutive funding through the New Jersey Economic Development Authority’s Technology Business Tax Certificate Transfer Program in January 2019;

●	Continued to expand and develop the suite of complimentary products which leverage the core technology of the PowerBuoy® to include providing lithium ion subsea battery solutions to address the global subsea battery market (projected to grow to over $650 million by 2023) and a hybrid (liquid-fueled) PowerBuoy® and;

●	Boosting sales efforts to meet increasing interest for the PB3 PowerBuoy®, including responding to multiple requests for proposals, technical information and pricing, as well as new branding and marketing initiatives.

Fiscal Third Quarter Operations Review

George H. Kirby, President and Chief Executive Officer of OPT, commented, “Thanks to the hard work of all of our employees, the Company achieved several key milestones with our commercialization efforts in the third quarter of fiscal 2019. Notably, we signed a new joint development and marketing agreement with Saab Seaeye, which is another critical step in further establishing our role as a key partner and supplier to the defense and oil and gas industries. We believe OPT’s PB3 PowerBuoy®, coupled with Saab’s technologies, creates the premier unmanned system, providing remote charging capabilities for both autonomous and remotely operated vehicles. We believe the combined OPT and Saab system can revolutionize offshore subsea operations with vehicles able to recharge on the sea floor and thus remain in the water longer and reduce the reliance on costly vessels.”

Mr. Kirby added, “In the third quarter we began developing several new products that are complementary to the technology of our PB3 PowerBuoy®, including our subsea battery solutions and a hybrid (liquid-fueled) PowerBuoy®, which are backed by our existing support services. Recognizing the significant market potential of these products, particularly the global subsea battery market (projected to grow to over $650 million by 2023) we are working toward a supply agreement with NEC Energy Solutions, to be a supplier of lithium ion batteries for our subsea battery solutions. We are truly excited about the potential for these products, which we believe will enable us to provide more comprehensive solutions that can meet the needs of more customers requiring reliable power and communications in their subsea work across the globe.”

“We continued to make progress across all of our business activities in the third quarter, and our potential has materialized over the past year. I’m also proud of the growing recognition OPT has received as an innovator in offshore power. We remain confident that these initiatives will further increase our commercial prospects and provide OPT with new growth opportunities that will generate sustainable, long-term value creation for our shareholders, customers and employees,” concluded Mr. Kirby.

Fiscal Third Quarter Financial Review

Third Quarter Overview

Revenues were $0.3 million in the three months ended January 31, 2019, which was comprised of the new contracts initiated with Eni S.p.A. and Premier Oil. There was no revenue during the three months ended January 31, 2018 as the previous contracts with the Office of Naval Research and Mitsui Engineering and Shipbuilding had been completed during the first half of fiscal 2018.

The net loss for the third quarter of fiscal 2019 was $2.6 million, compared to a net loss of $1.7 million for the prior-year period. Overall, the increase in net loss in the current year period as compared to the same period of the prior year is mainly attributable to higher upfront spending and material costs on new customer contracts, costs associated with development of new products, and personnel costs related to the growth of the business.

First Nine Months Overview

Revenue for the first nine months of fiscal 2019 was $0.4 million, compared to revenue of $0.3 million for the same period in fiscal 2018. The increase in revenue is due primarily to the mix in customer contracts. During the nine months ended January 31, 2019 revenues were derived from new projects with Eni, Premier Oil and Enel Green Power whereas projects with Mitsui Engineering and Shipbuilding and Office of Naval Research were completed during the nine months ended January 31, 2018.

The net loss for the first nine months of fiscal 2019 was $9.7 million, compared to a net loss of $6.9 million for the same period in fiscal 2018. Overall, the increase in net loss in the current year period as compared to the same period of prior year is mainly attributable to higher upfront spending and material costs on new customer contracts, costs associated with building additional PowerBuoys® and development of new products, and personnel costs related to the growth of the business.

Balance Sheet and Cash Flow

Total cash, cash equivalents and restricted cash was $2.7 million as of January 31, 2019, down from $12.2 million on April 30, 2018. Net cash used in operating activities during the nine months ended January 31, 2019 were $9.9 million, an increase of $1.7 million compared to $8.2 million during the nine months ended January 31, 2018. This increase was mainly due to costs associated with new customer contracts, building additional PowerBuoys®, payment of the $0.6 million deferred credit and higher personnel costs as compared to the same period in 2018.

Conference Call & Webcast Details

Ocean Power Technologies’ management will host a conference call and webcast to review the third quarter financial and operating results on March 12, 2019 at 11:00 a.m. Eastern Time. Interested parties may access the conference call by dialing 1-844-473-0979 (toll free in the U.S.) or 1-574-990-1390 for international callers and entering passcode conference ID 6899917.

Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the investor relations section of the Company’s website at https://www.oceanpowertechnologies.com.

A replay will be available starting within a few hours after the conference concludes and will be available until March 19, 2019. To access the rebroadcast please dial 1-855-859-2056 or 1-404-537-3406 and use replay access code 6899917. The webcast will also be archived on the Ocean Power Technologies investor relations website.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PowerBuoy® and Subsea Battery Solution product lines, along with its Innovation and Support Services provide clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Investor Relations Contact:

Michael Porter, President

Porter, LeVay & Rose

Email: ocean@plrinvest.com

Phone: 212-564-4700

Financial Tables Follow

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	January 31, 2019	April 30, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,220	$11,499
Marketable securities	-	25
Restricted cash- short-term	353	572
Accounts receivable	66	171
Unbilled receivables	-	71
Contract assets	85	-
Litigation receivable	-	350
Other current assets	1,066	567
Total current assets	3,790	13,255
Property and equipment, net	632	712
Restricted cash- long-term	155	154
Total assets	$4,577	$14,121
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$173	$290
Accrued expenses	2,533	2,261
Litigation payable	-	350
Unearned revenue	-	18
Contract liabilities	256	-
Warrant liabilities	18	201
Current portion of capital lease obligations	1	23
Deferred credits payable current	-	600
Total current liabilities	2,981	3,743
Deferred rent	147	142
Total liabilities	3,128	3,885
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 20,390,109 and 18,424,939 shares, respectively	20	18
Treasury stock, at cost; 75,782 and 74,012 shares, respectively	(301)	(300)
Additional paid-in capital	209,173	208,216
Accumulated deficit	(207,279)	(197,538)
Accumulated other comprehensive loss	(164)	(160)
Total stockholders’ equity	1,449	10,236
Total liabilities and stockholders’ equity	$4,577	$14,121

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2019	2018	2019	2018

Revenues	$268	$-	$440	$289
Cost of revenues	400	-	1,180	193
Gross profit/(loss)	(132)	-	(740)	96

Operating expenses:
Engineering and product development costs	1,382	1,318	4,105	3,398
Selling, general and administrative costs	2,008	1,576	5,909	4,964
Total operating expenses	3,390	2,894	10,014	8,362
Operating loss	(3,522)	(2,894)	(10,754)	(8,266)

Gain due to the change in fair value of warrant liabilities	47	14	183	82
Interest income, net	2	42	23	51
Other income	-	4	-	4
Foreign exchange gain/(loss)	12	52	(43)	107
Loss before income taxes	(3,461)	(2,782)	(10,591)	(8,022)
Income tax benefit	850	1,119	850	1,119
Net loss	$(2,611)	$(1,663)	$(9,741)	$(6,903)
Basic and diluted net loss per share	$(0.14)	$(0.09)	$(0.52)	$(0.48)
Weighted average shares used to compute basic and diluted net loss per share	19,185,741	18,150,494	18,621,033	14,441,383

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended January 31,
	2019	2018

Cash flows from operating activities:
Net loss	$(9,741)	$(6,903)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss/(gain)	43	(107)
Depreciation	135	79
Loss on disposal of property, plant and equipment	-	5
Compensation expense related to stock option grants and restricted stock	200	250
Gain due to the change in fair value of warrant liabilities	(183)	(82)
Changes in operating assets and liabilities:
Accounts receivable	105	48
Unbilled receivables	71	294
Contract assets	(85)	-
Other assets	(203)	(8)
Accounts payable	(116)	(356)
Accrued expenses	281	(1,399)
Deferred rent	5	2
Deferred credit payable	(600)	-
Unearned revenue	(18)	-
Contract liabilities	256	-
Net cash used in operating activities	(9,850)	(8,177)
Cash flows from investing activities:
Purchases of marketable securities	(25)	(25)
Maturities of marketable securities	50	25
Leasehold improvements and purchase of equipment	(54)	(554)
Net cash used in investing activities	(29)	(554)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	464	14,647
Payment of capital lease obligations	(23)	(26)
Acquisition of treasury stock	(1)	(37)
Net cash provided by financing activities	440	14,584
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(58)	143
Net (decrease)/increase in cash, cash equivalents and restricted cash	(9,497)	5,996
Cash, cash equivalents and restricted cash, beginning of period	12,225	8,909
Cash, cash equivalents and restricted cash, end of period	$2,728	$14,905

Ocean Power Technologies, Inc.